Exhibit 99.1

Genworth Financial Announces Election of Steven Van Wyk to Board of Directors

Richmond, VA (March 19, 2025) – Genworth Financial, Inc. (NYSE: GNW) today announced the election of a new independent director to its Board of Directors: Steven C. Van Wyk, former Group Chief Information Officer (CIO) for HSBC Bank PLC. Mr. Van Wyk’s election as an independent director is effective immediately and increases the number of members on the Genworth Board of Directors to 10. He will stand for election with the other Directors at Genworth’s 2025 Annual Meeting of Stockholders, scheduled for May 22, 2025.

“Steve brings deep technology, business transformation, and executive leadership expertise to the Genworth Board,” said Melina Higgins, non-executive Chair of the Genworth Board. “His perspective will be a strong addition to our continued efforts to return value to our shareholders.”

“As we work to provide best-in-class service to our existing customers, implement new AI and digital technologies, and help more families navigate the aging journey with confidence for years to come, Steve’s technical expertise will be a tremendous asset in helping us do this important work efficiently and effectively,” said Tom McInerney, Genworth President and CEO.

Mr. Van Wyk’s extensive experience as an information technology leader in the banking and insurance industries, proven success in large-scale technology transformations, and strong business and financial knowledge will provide the Board with significant additional insight as it oversees Genworth’s strategy and operations. Prior to his retirement in 2024, Mr. Van Wyk was the Group Chief Information Officer (CIO) for HSBC. Prior to HSBC, he served as CIO for PNC Bank, ING Bank, ING Insurance, and Morgan Stanley. Earlier in his career, he served in a range of finance, audit, and consulting roles.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence, now and in the future. Headquartered in Richmond, Virginia, Genworth provides guidance, products, and services that help people understand their caregiving options and fund their long-term care needs. Genworth is also the parent company of publicly traded Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information on Genworth, visit genworth.com, and for more information on Enact Holdings, Inc. visit enactmi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” “may” or words of similar meaning and include, but are not limited to, statements regarding the outlook for future business and financial performance of Genworth Financial, Inc. (Genworth) and its consolidated subsidiaries. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including those discussed in the risk factor section of Genworth’s Annual Report on Form 10-K, filed with the SEC on February 28, 2025. Genworth undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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For further information:

Investors:	Brian Johnson
InvestorInfo@genworth.com

Media:	Amy Rein
Amy.Rein@genworth.com